Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Energy Transfer Partners, L.P. Form S-3 (No. 333-173594);

2.	Energy Transfer Partners, L.P. Form S-3 (No. 333-171697);

3.	Energy Transfer Partners, L.P. Form S-3 (No. 333-160019);

4.	Energy Transfer Partners, L.P. Form S-3 (No. 333-133176);

5.	Energy Transfer Partners, L.P. Form S-4 (No. 333-161706);

6.	Energy Transfer Partners, L.P. Form S-8 (No. 333-159878); and

7.	Energy Transfer Partners, L.P. Form S-8 (No. 333-146338);

of our report dated February 28, 2012 (except for Notes 2, 4, 16 and 18, as to which the date is June 22, 2012), with respect to the consolidated financial statements of Sunoco, Inc. and subsidiaries incorporated by reference in this Current Report on Form 8-K of Energy Transfer Partners, L.P., filed with the Securities and Exchange Commission.

Philadelphia, Pennsylvania
June 22, 2012